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                    ADMINISTRATION AGREEMENT

     Agreement made as of August 28, 1987, between ACM Government
Income Fund, Inc., a Maryland corporation ("Fund"), and
PaineWebber Incorporated, a Delaware corporation ("PaineWebber").

     WHEREAS, the Fund intends to operate as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

     WHEREAS, the Fund wishes to retain PaineWebber to provide certain administrative services to the Fund, under the terms and conditions stated below, and PaineWebber is willing to provide such services for the compensation set forth below;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

1. Appointment. The Fund hereby appoints PaineWebber as administrator of the Fund, and PaineWebber accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

2. Services and Duties of PaineWebber. PaineWebber will assist in administering the Fund's affairs, subject to the supervision of the Fund's board of directors ("Board") and further subject to the following understandings:

(a) PaineWebber will prepare all quarterly, semi-annual and annual reports required to be sent to Fund shareholders, and arrange for the printing and dissemination of such reports to shareholders.

(b) PaineWebber will assemble all reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR, or such other form as the SEC may substitute for Form N-SAR, and file such completed form with the SEC.

(c) PaineWebber will review the provision of services by the Fund's independent accountants, including but not limited to the preparation by such accountants of audited financial statements of the Fund and the Fund's federal, state and local tax returns; and make such reports and recommendations to the Board concerning the performance of the independent accountants as the Board reasonably requests or PaineWebber deems appropriate.

(d) PaineWebber will file with the appropriate authorities all required federal, state and local tax returns.




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(e)   PaineWebber will not prepare but will arrange for the
      dissemination to shareholders of the Fund's proxy materials, and will oversee the tabulation of proxies by the Fund's transfer agent.

(f) PaineWebber will negotiate the terms and conditions under which custodian services will be provided to the Fund and the fees to be paid by the Fund in connection therewith.

(g) PaineWebber will recommend an accounting agent (which may or may not be the same party as the Fund's custodian or an affiliate of the Fund's custodian) to the Board, which agent would be responsible for computing the Fund's net asset value in accordance with the Fund's registration statement under the 1940 Act and Securities Act of 1933, as amended; negotiate the terms and conditions under which such accounting agent would compute the Fund's net asset value, and the fees to be paid by the Fund in connection therewith; review the provision of such accounting services to the Fund; and make such reports and recommendations to the Board concerning the provision of such services as the Board reasonably requests or PaineWebber deems appropriate.

(h) PaineWebber will negotiate the terms and conditions under which transfer agency and dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review the provision of transfer agency and dividend disbursing services to the Fund; and make such reports and recommendations to the Board concerning the performance of the Fund's transfer and dividend disbursing agent as the Board reasonably requests or PaineWebber deems appropriate;

(i) PaineWebber will establish the accounting policies of the Fund; reconcile accounting issues which may arise with respect to the Fund's operations; and consult with the Fund's independent accountants, legal counsel, custodian, accounting agent and transfer and dividend disbursing agent as necessary in connection therewith.

(j) PaineWebber will determine the amount of all dividends and distributions to be paid by the Fund to its shareholders; prepare and arrange for the printing of dividend notices to shareholders; and provide the Fund's transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions and to implement the Fund's dividend reinvestment plan.

(k) PaineWebber will not be responsible for replying to questions or requests for information concerning the Fund


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      from shareholders, brokers or the public. The Fund will
      inform PaineWebber of the party or parties to whom any such questions or requests should be directed, and PaineWebber will refer such questions and requests to such party or parties.

(l) PaineWebber will review the Fund's bills and authorize payments of such bills by the Fund's custodian.

(m) If requested by the Board, PaineWebber will designate an employee of PaineWebber to serve as treasurer of the Fund, and such person shall not be compensated by the Fund for so serving.

3. Compliance with the Fund's Governing Documents and Applicable Law. In all matters relating to the performance of this Agreement, PaineWebber will act in conformity with the Articles of Incorporation, By-Laws and registration statement of the Fund and with the directions of the Board and will conform to and comply with the requirements of the 1940 Act and all other applicable federal or state laws and regulations.

4. Services Not Exclusive. PaineWebber's services hereunder are not deemed to be exclusive, and PaineWebber is free to render administrative or other services to other funds or clients so long as PaineWebber's services under this Agreement are not impaired thereby.

5. Expenses. During the term of this Agreement, PaineWebber will pay all expenses incurred by it in connection with its services under this Agreement.

6. Compensation. For the services provided and expenses assumed by PaineWebber under this Agreement, the Fund will pay PaineWebber a fee, calculated and paid monthly, at the annual rate of .20% of the Fund's average weekly net assets up to $100 million, and at the annual rate of .18% of the Fund's average weekly net assets exceeding $100 million.

7. Limitation of Liability. PaineWebber will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or its shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

8. Duration and Termination. This Agreement will become effective upon the date hereabove written and shall continue in effect thereafter until terminated by PaineWebber or the Fund upon 30 days' written notice to the other.


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9.  Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver,discharge or termination is sought.

10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                        ACM GOVERNMENT INCOME FUND, INC.

                        By: /s/ David H. Dievler
                            -------------------------------
                        PAINEWEBBER INCORPORATED


                        BY: /s/ Julia S. Heckman

























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